Exhibit 99.1

Contact: Les Nelson

Director — Investor Relations
(309) 347-9709

Aventine Reports Strong 1st Quarter Operating Results

Proposals to Increase Liquidity Under Consideration

•                  Net loss and fully diluted loss per share for Q1’08 totaled $10.8 million or $0.26 per share

•                  Net income and fully diluted earnings per share, excluding a non-cash impairment charge for auction rate securities, was $10.8 million, and $0.26 per share, respectively

•                  Adjusted EBITDA increased to $21.6 million in quarter

•                  Non-cash, unrealized impairment charge of $21.6 million related to auction rate securities

•                  Availability under credit facility increased to $132.1 million

•                  Commodity spread widened despite increased corn costs

•                  Corn costs remain significantly below CBOT averages

•                  Ethanol prices began to reflect increased input costs

PEKIN, IL, (May 1, 2008) — Aventine Renewable Energy Holdings, Inc. (NYSE: AVR), a leading producer, marketer and end-to-end provider of clean renewable energy, today released its results for the first quarter ended March 31, 2008.

Ron Miller, Aventine’s President and Chief Executive Officer said, “We are seeing higher ethanol prices, increased demand, and higher commodity spreads, as the ethanol markets remain tight.  Ethanol demand remains high as growth in ethanol consumption continues to outpace new supply.  Demand growth is coming not only from higher mandated blend levels, but also because ethanol molecules remain a cheaper alternative to gasoline in today’s energy marketplace.  Increased demand, coupled with delays in expected new supply, has allowed the absorption of new product supply into the marketplace without depressing price.  Transportation and logistics facilities are quickly being added to handle new supplies coming into the marketplace.”

Miller added, “We continue to execute well.  Revenue from co-products continues to offset over 40% of our corn cost.  Not only do we produce ethanol using only the corn starch from the corn kernel, but we also efficiently return the remaining proteins, fat and oil back into the human and animal food product markets.  Our more complex Pekin wet mill generates significantly higher co-product returns than a dry mill.  By applying the excess co-product revenue generated by our wet mill against the higher operating costs of the wet mill, our adjusted conversion cost per gallon makes us one of the most efficient, low cost producers in the industry.  Our net revenue received per gallon, defined as gross ethanol revenue per gallon less freight/distribution cost per gallon, has been one of the highest in the industry.  Our corn cost per gallon continues to be less than the average CBOT price, as we had fixed the price on a significant portion of our corn requirements when prices were lower and because of our location in the cornbelt.  Cash generated from operations totaled $29.9 million in the first quarter.”

First Quarter 2008 Financial Highlights

The net loss for the quarter was $10.8 million, or $0.26 per diluted share, as compared to net income of $3.3 million, or $0.08 per diluted share, in Q4’07.  The net loss for Q1’08 includes a $21.6 million non-cash unrealized impairment charge related to auction rate securities.  Excluding this non-cash unrealized impairment charge, the Company earned $10.8 million, or $0.26 per fully diluted share.  Revenue in Q1’08 increased 34.4% over Q4’07, as a result of higher volumes of ethanol sold and higher ethanol prices.  Higher co-product pricing and an increase in commissions from higher marketing alliance volumes also helped increase revenue.  Revenue totaled $509.9 million in Q1’08.  Co-product revenue increased to $33.3 million in Q1’08 from $28.9 million in Q4’07, a 15.2% increase, as a result of higher co-product pricing and higher volumes.  Total gallons of ethanol sold were 211.2 million gallons in Q1’08, versus 176.2 million gallons in Q4’07, primarily reflecting additional gallons sold as a result of increased availability of ethanol from marketing alliance partners.  The average gross sales price of ethanol in Q1’08 was $2.21 per gallon, up from $1.94 per gallon received in Q4’07.

Our average inventory cost of $1.95 per gallon at the end of the Q1’08 versus $1.80 at the end of Q4’07, using our weighted-average FIFO approach to calculating inventory, reflects the rising ethanol prices during the quarter.  The economic impact of selling gallons held in inventory at the end of Q4’07 with a $1.80 per gallon value as prices increased during Q1’08, was a positive impact to cost of goods sold of approximately $5.5 million.  This same issue positively impacted cost of goods sold in Q4’07 by approximately $6.9 million.

Gallons sold in Q1’08 totaled 211.2 million gallons, as compared to 176.2 million gallons in Q4’07.  In the first quarter of 2008, we produced 47.7 million gallons, purchased 129.9 million gallons from our marketing alliance partners, purchased 39.0 million gallons from unaffiliated producers and marketers and increased inventory by 5.4 million gallons.  Equity production increased in Q1’08 over Q4’07 by approximately 4.6%.  Equity production was 47.7 million gallons in Q1’08 versus 45.6 million gallons in Q4’07.

Corn costs in the first quarter of 2008 increased to $4.50 per bushel, higher than our Q4’07 cost of $3.66 per bushel but lower than the Q1’08 CBOT average daily closing price of $5.17 per bushel.  Our corn costs do not include gains or losses from corn futures contracts, as these are included in other non-operating income.  At the end of Q1’08, we had fixed the pricing on approximately 39% of our corn requirements through December 2008 at a price of $5.11 per bushel through a combination of physical purchases and CBOT futures contracts.

Co-product revenue for Q1’08 was $33.3 million, versus $28.9 million for Q4’07.  Co-product revenue, as a percentage of corn cost, continued to exceed 40%.  Higher pricing and volumes sold for germ, meal and DDGS contributed to the increase.  In Q1’08, we sold 272.4 thousand tons, versus 270.2 thousand tons in Q4’07.

Conversion costs in the quarter decreased $0.04 per gallon to $0.62 per gallon, as compared to $0.66 per gallon in Q4’07.  The decrease in conversion costs was primarily the result of operational improvements resulting in an increase in gallons produced.  We continue to blend denaturant at a rate of 1.96%, thereby reducing the denatured gallons we produce, as the cost of denaturant continues to exceed the price of ethanol.  Prior to September 2007, we blended denaturant at a rate of 4.76%.

Freight and distribution costs in Q1’08 increased to $0.20 per gallon from $0.18 per gallon in Q4’07.  Freight/logistics cost per gallon is calculated by taking total freight/logistics expenses incurred (including costs to ship co-products) and dividing by the total ethanol gallons sold.  The increase in freight costs was primarily due to increasing fuel surcharges resulting from record high oil prices, which continue to negatively impact general freight rates, and from general freight increases associated with moving product along longer supply lines to emerging new markets in the Southeast. These additional expenses have been made to support higher netbacks on the increased volumes that were sold.

Depreciation expense was $3.3 million in both Q1’08 and Q4’07.

Selling, general & administrative (“SG&A”) expenses were $8.9 million in Q1’08 as compared to $8.6 million in Q4’07.  Higher personnel related costs in Q1’08 were offset somewhat by reduced expenditures on outside services.

Interest income for Q1’08 totaled $2.2 million, as compared to $3.3 million in Q4’07.  Interest income decreased due to a lower level of funds available to invest as a result of continued spending on capacity expansion projects and lower interest rates received on our portfolio of investments as interest rates in general have declined.  We expect interest income to continue to decline substantially as a result of the terms of the remaining auction rate securities we hold.

Interest expense for the first quarter was $2.4 million.  Interest expense includes $7.5 million in interest on $300 million aggregate principal amount of our 10% senior unsecured notes, $0.3 million of amortization of deferred financing fees, reduced by capitalized interest of $5.4 million.  Interest payments of $15 million on our 10% senior unsecured notes are due on April 1 and October 1.

Other non-operating income for the first quarter of 2008 includes $1.9 million of realized and unrealized net gains on derivative contracts, including the effect of marking to market derivative contracts, versus net losses in the fourth quarter of 2007 of $5.1 million.  The gains recorded in Q1’08 reflect mark to market net gains on CBOT corn positions and net gains on short gasoline future positions.

Income tax expense in Q1’08 totaled $5.6 million.  The Company may not receive an income tax benefit related to the impairment charge from the auction rate securities as it does not expect to have sufficient capital gains to offset the $21.6 million capital loss, should it become realized.  Excluding the effects of the non-cash impairment charge related to auction rate securities, the income tax rate in Q1’08 was approximately 34% of taxable income, versus an income tax rate of 46% in the fourth quarter of 2007.

First Quarter 2008 versus First Quarter 2007

For Q1’08, the net loss was $10.8 million, or $0.26 per diluted share, as compared to net income of $14.9 million, or $0.35 per diluted share, in Q1’07.  Excluding the $21.6 million non-cash unrealized impairment charge for auction rate securities taken during the quarter, net income would have been $10.8 million, or $0.26 per fully diluted share.  Net income in the current quarter decreased primarily as a result of a non-cash impairment charge of $21.6 million.  Operating results were also negatively affected by significantly higher corn costs, higher freight costs and lower gains on hedging transactions, offset somewhat by lower SG&A spending, higher ethanol pricing, and higher volumes of ethanol sold.  Commodity spread, defined as gross ethanol selling price per gallon less net corn cost per gallon, declined in Q1’08 to $1.21 per gallon, from $1.25 per gallon in Q1’07.  The average sales price per gallon of ethanol increased in Q1’08 to $2.21 per gallon from the $2.10 average received in Q1’07.  However, corn costs during the first quarter of 2008 averaged $4.50 per bushel, significantly higher than our first quarter 2007 cost of $3.58 per bushel.  Conversion cost in Q1’08 was $0.62 per gallon as compared to $0.55 per gallon in Q1’07.

The average inventory cost of $1.95 per gallon at the end of the Q1’08 versus $1.80 at the end of Q4’07, using our weighted-average FIFO approach to calculating inventory, reflects the rising ethanol prices during the quarter.  The economic impact of selling gallons held in inventory at the end of Q4’07 with a $1.80 per gallon value as prices increased during Q1’08, was a positive impact to cost of goods sold of approximately $5.5 million.  The same issue had no effect in Q1’07, as the ending inventory values at both the end of Q1’07 and Q4’06 were the same.  Smaller gains on hedge positions also affected Q1’08 results as compared to Q1’07.  Lower SG&A expenses positively impacted operating results quarter over quarter.

Gallons of ethanol sold in the first quarter of 2008 increased to 211.2 million gallons, as compared to 193.2 million gallons in the first quarter of 2007.  Ethanol sales for the quarter increased primarily as a result of an increase in the number of gallons available to sell from purchase/resale transactions.  Ethanol production in the quarter was 47.7 million gallons, down slightly from 48.9 million gallons in the first quarter of 2007.

Auction Rate Securities and Liquidity

As of March 31, 2008, the Company continues to carry on its balance sheet student loan based auction rate securities (“ARS”).  We have no reason to believe that any of the underlying issuers of our ARS are presently at risk of default.  Although we continue to receive interest payments on these securities in accordance with their stated terms, we expect the interest payments to significantly decrease in accordance with the terms of these securities.  In addition, we believe that we will not be able to access funds as needed from these securities until future auctions for these ARS are successful, or until we sell the securities in a secondary market which is currently limited.  As a result, we currently are unable to liquidate our investment in these ARS without incurring significant losses.  The Company may have to hold these securities until final maturity in order to redeem them without incurring any losses.  For these reasons, we believe the recovery period for these investments is likely to be longer than 12 months and as a result, we have classified these investments as long-term as of March 31, 2008.

In conjunction with the liquidity issues surrounding these securities, the Company recorded an unrealized $21.6 million charge to income in Q1’08 to reduce the carrying value of the ARS on its balance sheet as of March 31, 2008.  Given the highly illiquid market for these securities, bids for the full amount of our ARS were not available.  Therefore, we reduced the carrying value of our ARS by using an internally prepared valuation model based upon discounted cash flows using the best available, comparable external data points and other judgmental adjustments where considered appropriate.  The model’s assumptions include a discount factor and estimated weighted average life of the securities.  During Q1’08, the Company also recognized a realized loss of $1.5 million on the sale of auction rate securities.

The Company is currently pursuing all available alternatives to monetize the remaining ARS it holds and to increase its liquidity position, including discussions with banks on a new or amended credit facility.  We are also evaluating several scenarios with respect to our capacity expansion projects.  We expect to make progress towards resolution of this issue during the second quarter of 2008.

As of March 31, 2008, the Company has available under its existing secured revolving credit facility approximately $132.1 million in borrowing capacity, net of $16.9 million in outstanding letters of credit.  No amount has been drawn on this facility to date.  Total liquidity available to us at the end of Q1’08 was $206.1 million, comprised of $74.0 million in cash and cash equivalents and $132.1 million available under our existing secured revolving credit facility.  After utilization of our current available resources, should we not be successful in our current efforts to increase liquidity on a timely basis and on acceptable terms, we will have to either attempt to raise additional funds or slow down the construction of our new facilities, or both.  In addition, delays in the construction of our new facilities could expose us to material penalties.

During the first quarter of 2008, we spent approximately $54.6 million, excluding capitalized interest, on capital projects.  Of this amount, $3.1 million was spent on maintenance and environmental projects, while $51.5 million was spent on capacity expansion projects.  The amount we currently expect to spend for the remaining three quarters of 2008 for expansion related capital projects is approximately $250 million.  We now expect capital expenditures on non-expansion related maintenance and environmental items to total between $10 and $15 million over the remaining three quarters of 2008.

Other

Our marketing alliance annualized volume at the end of Q1’08 increased to 517 million gallons. With our own equity production, our marketing alliance partner volumes, and purchase/resale volumes, we distributed approximately 845 million gallons of ethanol on an annualized basis in Q1’08.  Our expectation for 2008 is that another 416 million gallons of marketing alliance partner production will come online, bringing our total ethanol marketing capacity to over 1.2 billion gallons annually by the end of this year.  Going forward, we may see changes to our marketing alliance volumes as a result of economic pressures which may affect marketing alliance volumes available for distribution.

During the first quarter of 2008, the Company did not repurchase any of its common stock under the Company’s stock repurchase program approved by the Board of Directors in October 2006.  The amount remaining under the authorization to repurchase stock is approximately $45.9 million.

First Quarter Conference Call

The Company will hold a conference call at 9:00 am central time (10:00 am eastern time) on Friday, May 2, 2008 to discuss the contents of this press release.  Dial in to the conference call at (888) 713-4213 (U.S.) or (617) 213-4865 (International), access code: 79853275, ten minutes prior to the scheduled start time.  A link to the broadcast can be found on the Company’s website at www.aventinerei.com in the Investor Relations section under the “Conference Calls” link.  If you are unable to participate at this time, a replay will be available through June 1, 2008 on this website or by dialing (888) 286-8010 (U.S.) or (617) 801-6888 (International), access code:  21352409.

The tables and information following the text of this press release provide financial data that are included in this press release and that will be discussed on the conference call.  This includes a reconciliation of net income to adjusted earnings before interest, taxes, depreciation and amortization.  This press release, including these financial details, is now available on the Aventine website at www.aventinerei.com in the Investor Relations section under the heading Press Releases.

About Aventine

Aventine is a leading producer, marketer and end-to-end distributor of ethanol to many leading energy companies in the United States.  Aventine is also a marketer and distributor of biodiesel.  In addition to ethanol, Aventine also produces distillers grains, corn gluten feed, corn germ and brewers’ yeast.  Our internet address is www.aventinerei.com.

Forward Looking Statements

Certain information included in this press release may be deemed to be “forward looking statements” within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included in this press release, are forward looking statements.  Any forward looking statements are not guarantees of Aventine’s future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward looking statements.  Aventine disclaims any duty to update any forward looking statements.  Some of the factors that may cause Aventine’s actual results, developments and business decisions to differ materially from those contemplated by such forward looking statements include the following:

•                  Changes in or elimination of laws, tariffs, trade or other controls or enforcement practices such as:

•                  National, state or local energy policy;

•                  Federal ethanol and biodiesel tax incentives;

•                  Regulation currently proposed and/or under consideration which may increase the existing renewable fuel standard and other legislation mandating the usage of ethanol or biodiesel;

•                  State and federal regulation restricting or banning the use of Methyl Tertiary Butyl Ether;

•                  Environmental laws and regulations applicable to Aventine’s operations and the enforcement thereof;

•                  Changes in weather and general economic conditions;

•                  Overcapacity within the ethanol, biodiesel and petroleum refining industries;

•                  Total United States consumption of gasoline;

•                  Availability and costs of products and raw materials, particularly corn, coal and natural gas;

•                  Labor relations;

•                  Fluctuations in petroleum prices;

•                  The impact on margins from a change in the relationship between prices received from the sale of co-products and the price paid for corn;

•                  Aventine’s or its employees’ failure to comply with applicable laws and regulations;

•                  Aventine’s ability to generate free cash flow to invest in its business and service any indebtedness;

•                  Limitations and restrictions contained in the instruments and agreements governing Aventine’s indebtedness;

•                  Aventine’s ability to raise additional capital and secure additional financing, and our ability to service such debt, if obtained;

•                  Aventine’s ability to retain key employees;

•                  Liability resulting from actual or potential future litigation;

•                  Competition;

•                  Plant shutdowns or disruptions at our plant or plants whose products we market;

•                  Availability of rail cars and barges;

•                  Potential decreases in marketing alliance volumes resulting from the acquisition of marketing alliance partners by our competitors, the reduction of production capacity or abandonment of announced projects by marketing alliance partners for economic reasons, the creation of similar marketing alliances by our competitors and other failures to renew marketing alliance contracts;

•                  Aventine’s ability to resolve favorably the liquidity issues arising from its holding of auction rate securities;

•                  Our ability to receive and/or renew permits to construct and/or commence operations of our proposed capacity additions in a timely manner, or at all; and

•                  Fluctuations in earnings resulting from increases or decreases in the value of ethanol or biodiesel inventory

Tables to follow -

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

	Three months ended
(In thousands except per share amounts)	3/31/08	12/31/07	3/31/07

Net sales	$509,948	$379,357	$436,662
Cost of goods sold	485,865	359,674	408,247
Gross profit	24,083	19,683	28,415
Selling, general and administrative expenses	8,869	8,606	9,598
Unrealized impairment on securities	21,625	—	—
Realized loss on the sale of securities	1,500	—	—
Other expense (income)	(777)	(266)	(164)
Operating income (loss)	(7,134)	11,343	18,981
Other income (expense):
Interest income	2,239	3,321	1,368
Interest expense	(2,391)	(3,524)	(336)
Other non-operating income (expense)	1,868	(5,133)	3,869
Minority interest	191	8	(518)
Income (loss) before income taxes	(5,227)	6,015	23,364
Income tax expense	5,568	2,758	8,424
Net income (loss)	$(10,795)	$3,257	$14,940

Per share data:
Income (loss) per common share — basic:	$(0.26)	$0.08	$0.36
Basic weighted average number of common shares	41,838	41,871	41,811

Income (loss) per common share — diluted:	$(0.26)	$0.08	$0.35
Diluted weighted average number of common and common equivalent shares	41,866	41,944	42,458

Gallons by source:
Gallons produced	47,735	45,589	48,907
Gallons purchased from alliance partners	129,889	100,549	134,709
Gallons purchased from non-affiliated producers	38,964	39,017	21,528
Inventory (increase) decrease	(5,346)	(8,932)	(11,956)
Total gallons sold	211,242	176,223	193,188

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	March 31, 2008 (Unaudited)	December 31, 2007	March 31, 2007 (Unaudited)
Assets
Cash and cash equivalents	$73,954	$17,171	$281,120
Short-term investments	—	211,500	144,750
Accounts receivable, net	67,342	73,058	58,175
Inventory	100,409	81,488	93,659
Income taxes receivable	9,871	11,962	1,044
Other current assets	10,522	12,816	7,611
Property, plant and equipment, net	106,450	111,867	113,722
Construction in process	285,891	226,410	11,390
Long-term investments	105,575	—	—
Net deferred tax assets	—	1,196	2,415
Other assets	15,434	14,717	14,070
Total assets	$775,448	$762,185	$727,956
Liabilities and Stockholders’ Equity
Accounts payable and other accrued expenses	$107,944	$97,118	$83,521
Accrued interest	15,000	7,500	—
Long-term debt	300,000	300,000	300,000
Minority interest	9,640	9,832	10,307
Net deferred tax liabilities	2,564	—	—
Other long-term liabilities	3,833	3,864	13,065
Total liabilities	438,981	418,314	406,893
Stockholders’ equity	336,467	343,871	321,063
Total liabilities and stockholders’ equity	$775,448	$762,185	$727,956

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three months ended March 31,
(In thousands)	2008	2007

Operating Activities
Net income (loss)	$(10,795)	$14,940
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash impairment charge on auction rate securities	21,625	—
Depreciation and amortization	3,573	2,950
Deferred income taxes	3,760	645
Stock based compensation expense	1,873	1,594
Minority interest	(191)	518
Other	1,447	194
Net changes in operating assets and liabilities	8,587	(2,940)
Net cash provided by operating activities	29,879	17,901
Investing Activities
Additions to property, plant and equipment	(59,946)	(12,418)
Sales of short-term securities	82,800	—
Indemnification proceeds	2,550	—
Investment in short-term securities	—	(45,825)
Net cash provided by (used for) investing activities	25,404	(58,243)
Financing Activities
Proceeds from the issuance of senior unsecured notes	—	300,000
Payment of debt issuance costs	—	(8,070)
Other	1,500	—
Proceeds from stock option exercises	—	173
Distributions to minority shareholders	—	(432)
Net cash provided by financing activities	1,500	291,671
Net increase in cash and cash equivalents	56,783	251,329
Cash and cash equivalents at beginning of period	17,171	29,791
Cash and cash equivalents at end of period	$73,954	$281,120

Cost of Goods Sold Breakout

	Three months ended
(In millions)	3/31/08	12/31/07	3/31/07

Gross corn costs	$80.8	$63.9	$64.7
Conversion costs	29.8	29.6	27.0
Depreciation	3.3	3.3	2.9
Freight/distribution costs	42.2	31.0	30.2
Inventory change
Volume (1)	(9.0)	(12.6)	(22.7)
Price (2)	(5.5)	(6.9)	—
Other (3)	(0.3)	0.2	(1.0)
Total inventory change	(14.8)	(19.3)	(23.7)

Purchased ethanol and pass through taxes	344.6	251.2	307.1
Total cost of goods sold	$485.9	$359.7	$408.2

(1)          Volume = change in volume x current periods price

(2)          Price = change in price x previous period volume

(3)          Other is made up of changes in co-product inventory and adjustment entries related to the timing of product unloading and volume gains or losses

This press release contains, and our conference call will include, references to unaudited adjusted earnings before interest, taxes depreciation and amortization (EBITDA), along with certain operational statistics, which are non-GAAP financial measures.  We have adjusted EBITDA to reflect the non-cash or non-recurring nature of some charges.  The following table provides a reconciliation of net income to adjusted EBITDA.  Management believes adjusted EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes.  Additionally, management provides an adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a year-over-year and quarter-over-quarter basis.

	Three months ended
(In thousands) (Unaudited)	3/31/08	12/31/07	3/31/07

Net income	$(10,795)	$3,257	$14,940
Non-cash unrealized impairment charge	21,625	—	—
Depreciation	3,331	3,271	2,950
Non-cash stock-based compensation expense	1,873	1,946	1,594
Minority interest	(191)	(8)	518
Interest expense	2,391	3,524	336
Interest income	(2,239)	(3,321)	(1,368)
Income tax expense	5,568	2,758	8,424
Adjusted earnings before interest, taxes, depreciation and amortization	$21,563	$11,427	$27,394

Production and Operating Statistics

	Three months ended
	3/31/08	12/31/07	3/31/07

Gross ethanol revenue per gallon sold	$2.21	$1.94	$2.10
Less: freight/distribution cost per gallon sold (1)	$0.20	$0.18	$0.16
Net ethanol revenue per gallon sold	$2.01	$1.76	$1.94

Corn cost per bushel	$4.50	$3.66	$3.58
Yield (gallons per bushel) (2)	2.66	2.61	2.70
Bushels consumed (in millions)	17.9	17.4	18.1
Co-product return % (3)	41.2%	45.3%	35.7%

Commodity spread per gallon	$1.21	$1.17	$1.25
Less: conversion cost per gallon produced	$0.62	$0.66	$0.55
Less: freight/distribution cost per gallon (1)	$0.20	$0.18	$0.16
Commodity spread less conversion cost and freight (per gallon)	$0.39	$0.33	$0.54

Inventory value per gallon	$1.95	$1.80	$1.91
Inventory gallons (in millions) (4)	41.4	36.4	41.9

Total co-product revenue (in millions)	$33.3	$28.9	$23.1

Corn costs — gross (in millions)	$80.8	$63.9	$64.7
Less: Co-product revenue assigned to corn costs (in millions) (5)	$24.2	$19.2	$19.4
Adjusted corn cost per gallon produced (in millions)	$56.6	$44.7	$45.3

Conversion costs (in millions)	$29.8	$29.6	$27.0
Less: co-product returns in excess of typical dry mill returns (in millions) (6)	$9.1	$9.7	$3.7
Adjusted conversion costs (in millions)	$20.7	$19.9	$23.3
Adjusted conversion costs per gallon	$0.43	$0.44	$0.48

(1)          Calculated by taking total freight/distribution costs incurred and dividing by total ethanol gallons sold.  Total freight/distribution costs also include cost to ship co-products.

(2)          Yield equals gallons produced divided by bushels consumed

(3)          Co-product return percentage equals co-product quarterly revenue divided by quarterly gross corn cost

(4)          Inventory gallons reflect ethanol gallons on hand at period end, and may include adjustments for volume gains or losses.

(5)          Assumes 30% co-product returns as per industry expectations for a dry mill.

(6)          Reflects excess of actual co-product revenue in excess of 30% industry expectation for a dry mill